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                                  LICENSE AGREEMENT

               This License Agreement, dated effective December 3, 1997 (the "Effective Date"), is made between Thomas Kinkade ("Artist") and Media Arts Group, Inc. ("Publisher" or the "Company"), a Delaware corporation.

                                       RECITALS

               WHEREAS, the Artist desires the Publisher to be, and the Publisher desires to be, a company with a business strategy focused upon the brand name Thomas Kinkade and/or the artwork of Artist;

               WHEREAS, the Artist desires the Publisher to be, and the Publisher desires to be, the exclusive manufacturer, sub-licensor, marketer and distributor of reproductions of the Artist's original artwork in all available derivative art-based products, such products to include but not be limited to wall art, calendars, stationery items, three-dimensional derivatives and books;

               WHEREAS, Artist desires the Publisher to, and Publishers desires to, develop the brand name of Thomas Kinkade, through the exclusive manufacturing, sub-licensing, marketing and distributing of art-based and non-art-based Products, with such non-art-based products to include but not be limited to furniture, apparel, home decor and household furnishings;

               WHEREAS, Artist desires Publisher to, and Publisher desires to, continue to develop Company-owned and independently-owned galleries which carry art-based and non-art-based Products relating to Artist, on an exclusive or non-exclusive basis;

               NOW THEREFORE, the parties agree as follows:

               1.   DEFINITIONS

As used herein, the terms listed below shall have the following meanings:

               "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

               "AGREEMENT" shall mean this License Agreement, as amended and modified from time to time.

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               "ARTIST" shall mean Thomas Kinkade and his heirs, agents,
estate and personal representatives.

               "ARTWORK" shall mean any and all original sketches, drawings, writings (including but not limited to books, advertising copy, slogans and painting titles), paintings and any other works of art created by Artist which are (i) completed as of the Effective Date and which are used for any commercial purpose by Publisher at any time heretofore or hereafter, and (ii) created after the Effective Date and delivered to Publisher under this Agreement as the One Hundred Twenty (120) studio works and Thirty (30) Plein-Air works.

               "NEW PRODUCT TERM" shall mean the time period required for Artist to create and provide to Publisher no less than One Hundred Fifty
(150) pieces of Artwork, One Hundred Twenty (120) of which Artwork shall be "studio works" and Thirty (30) of which shall be Plein-Air works, such period not to exceed Fifteen (15) years.

               "PERSON" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

               "PLACERVILLE PROJECT" shall mean the reproduction, manufacture, marketing, distribution and sale of any products based upon one or two pieces of Artwork annually, which art products are sold in and around the City of Placerville, California, and shall also include the sale of Products purchased from Publisher or its licensees.

               "PRODUCTS" shall mean any and all art-based or non-art-based products or services associated directly or indirectly with the Artwork or the Artist, whether such Artwork or Products are known or unknown, and whether or not currently in existence at the beginning of this Agreement, such Products including, but not limited to, wall art, calendars, stationery items, ornaments, three-dimensional derivatives (e.g. sculptures based on Artwork), books, furniture, media properties, themed real estate, apparel, home decor products and household furnishings.

               "PUBLISHER" shall mean Media Arts Group, Inc., a Delaware corporation, and its subsidiaries, successors and assigns.

               2.      EXCLUSIVE LICENSE

                    a. Commencing on the Effective Date of this Agreement, Artist hereby grants to Publisher the complete, unencumbered, exclusive and perpetual rights to reproduce, adapt, manufacture, sub-license, publish, market, distribute, sell and display all Products based on Artwork for all manners of commercial use, excluding such rights with respect to the Artwork used in the Placerville Project or for works of art created after the New Product Term which are not defined as Artwork.

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                    b.   In addition to such rights, the Artist hereby grants
the Publisher:

                         1. the perpetual right to print, vend, sell, reproduce, distribute and otherwise use the Artwork or image thereof in any manner and by any means, whether or not now known, invented, used or contemplated, to promote and advertise the sale of the Products,

                         2. the perpetual right to use and publish, and to permit others to use and publish, Artist's name (including any professional name heretofore or hereinafter adopted by Artist), likeness, signature and biographical material or any reproduction or simulation thereof, in order to promote and advertise the sale of the Products and/or develop any brand name associated with Artist, and

                         3. the perpetual right, but not the obligation, to assert, and to defend against any actual or threatened infringement of the Artwork, copyrights and/or trademarks.

                    c. The perpetual aspects of this Agreement shall in no way be construed to restrict the entering of any Artwork into the public domain by operation of the Copyright Act or other State or Federal laws, shall not be rendered invalid due to the operation of such laws, and in perpetuity, shall be upheld to the maximum extent possible within the parameters of such laws.

                    d. Artist shall own the original Artwork produced under this Agreement and shall, without limitation, have all rights to the original Artwork, except as otherwise provided in this Agreement.

                    e. Notwithstanding the grants under this Section 2, Artist reserves the right to use or license, on a royalty free basis, the name "Thomas Kinkade" and Artist's likeness in association with non-profit organizations and activities, including but not limited to the development of museums and Artist's founding or support of organizations with religious and/or secular missions. This right shall include the right to display, promote and exhibit Artwork in connection with these non-profit organizations or activities and, after the New Product Term, the right to permit such non-profit organizations to sell products based on works of art created after the New Product Term which have not otherwise been used commercially by Publisher. Artist shall not derive any economic benefit as a result of such non-profit activities (except for tax benefits related to charitable contributions). If Artist desires to permit use of the name "Thomas Kinkade" in association with a for-profit venture (which shall include a non-profit from which Artist derives an economic benefit), Artist shall first present the opportunity to Publisher. If Publisher does not wish to participate in the for-profit venture, Artist shall then seek Publisher's approval to permit Artist the right to participate in such for-profit venture, and such approval shall not be unreasonably withheld by Publisher. If approval permitting Artist to participate in the for-profit venture is granted, Publisher shall in good faith negotiate an arms length license arrangement with Artist to allow for the use of the Thomas Kinkade name. Reservation of the right to use the name "Thomas Kinkade" in association with a for-profit venture as described

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above does not include the right to manufacture, distribute sell, or otherwise use Artwork or other works of art created after the New Product Term in any for-profit venture, except for promotional purposes.

               3.   ARTWORK CREATION AND DELIVERY

                    a. Artist agrees to create and provide to Publisher no less than One Hundred Fifty (150) pieces of Artwork during the New Product Term, One Hundred Twenty (120) of which Artwork shall be "studio works" and Thirty (30) of which shall be Plein-Air works. Artwork shall be regularly delivered during each 12 month period following this Agreement based upon a schedule to be reasonably agreed to between Artist and Publisher, but which shall not exceed 12 studio works per year and which shall require a minimum of at least ten (10) studio works per year for at least the first five (5) years of this Agreement. For purposes of clarification, in addition to the Artwork delivered under this section 3(a), Publisher shall also have exclusive rights to any and all original sketches, drawings, writings, paintings and any other works of art created by Artist prior to the date of this Agreement, including any "archive" images to which Artist secures access to, during the New Product Term and which Publisher uses for commercial purposes during the New Product Term. Size, subject, titles, color, composition, style, method of execution and themes of Artwork delivered to Publisher pursuant to this paragraph shall be determined exclusively by the Artist after consultation with the Publisher; further, while Artist shall take into consideration the reasonable requests of the Publisher, Artist shall, in his sole discretion, determine all manners of an artistic nature, including but not limited to size, subject, titles, color, composition, style, method of execution and themes of the Artwork.

                    b. The Artist (i) shall cause his signature to be affixed to the Artwork by the Artist's actual hand signing of the Artwork, and (ii) shall, as determined by Artist, cause his signature to be affixed to Products either by the Artist's actual hand signing of the Products or by the use of an official signature block, which the Artist shall undertake promptly to develop, or by a mechanical means such as the DNA signature method currently utilized by the Publisher. In the event of the incapacity of the Artist to sign the Products, the Artist's spouse, namely Nanette Kinkade, shall have the right to sign the Artwork and/or Products on behalf of the Artist. Artist shall keep supervision and creative control of all Artwork and Products produced under this License Agreement.

                    c. Artist shall at all times be the sole owner of all copyrights associated with the Artwork. Publisher will take all necessary steps to protect Artist's copyright in and to Artwork created and utilized under this Agreement. Publisher may develop, and if applicable, register in any jurisdiction, any trademark (including both words and designs), service marks, trade dress, etc, based on the name "Thomas Kinkade", any Artwork, Artwork titles, or Products, and Publisher shall own all right, title and interest in such trademarks.

               4.   ARTIST APPROVAL RIGHTS

               Artist shall have the reasonable right to review and approve any master copies of any Product bearing his name, likeness or Artwork, which is manufactured, marketed, licensed, used and/or sold by Publisher. Artist shall also have the right to review and approve any advertising,

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advertising copy, slogans, sales information, Product marketing and/or business plans, ethical and moral codes, corporate vision and mission statements, and strategic relationships relating to the Products or use of Artist's name or likeness. Artist will have 30 days to review and approve any such information sent to Artist, such approval not to be unreasonably withheld. Artist must disapprove of any item in writing within said 30 day period or such item will be considered approved. Artist shall also have the reasonable right to review and approve any market in which any Product shall be sold, including but not limited to approval of Products manufactured or licensed for sale into the Christian market and the mass markets, such approval not to be unreasonably withheld. Artist and the Company shall mutually agree on the number of reproductions included in any limited edition Product.

               5.   ARTIST PAYMENTS

                    a.     PERCENTAGE OF CONSOLIDATED NET REVENUES.

                         1. From the Effective Date of this Agreement through May 8, 2000, Artist shall receive 4.5% of Consolidated Net Revenues, calculated and payable 20 days from the last day of the month in which such Consolidated Net Revenue is earned, as determined in accordance with Generally Accepted Accounting Principles
                              (GAAP);

                         2. Commencing May 9, 2000, Artist shall receive 5.0% of Consolidated Net Revenues, calculated and payable 20 days from the last day of the month in which such Consolidated Net Revenue is earned, as determined in accordance with GAAP; and

                         3. Should Consolidated Net Revenues of Publisher exceed $500 million dollars, Artist shall receive an additional 1% of all Consolidated Net Revenues in excess of $500 million calculated and payable 20 days from the last day of the month in which such Consolidated Net Revenue is earned.

                         4. Consolidated Net Revenues shall be all revenues of any Product relating, in any degree, to any use of Artist's name, Artwork, copyrights, slogans, painting titles, and/or trademarks, less any returns and allowances. Artist shall not be entitled to receive a percentage of Consolidated Net Revenues from products, business divisions or other enterprises which do not relate to Artist in any manner. Use of the name "Thomas Kinkade" or any other names, titles, or other Artwork related uses on any products, business divisions or other enterprises shall be deemed related to such products, business divisions or other enterprises.

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                    b.   PAYMENTS BASED ON STUDIO PROOF PRODUCT.

               From the Effective Date of this Agreement through May 8, 2000, Artist shall receive 65% of Wholesale Gross Profit Margin of Studio Proof ("S/P") product, as determined in accordance with GAAP. Commencing May 9, 2000, Artist shall receive 35% of Wholesale Gross Profit Margin of S/P product, calculated and payable 20 days from the last day of the month in which such S/P product is delivered, as determined in accordance with GAAP.

                    c.   PAYMENTS BASED ON MASTERS EDITION PRODUCT.

               From the Effective Date of this Agreement, Artist shall receive 50% of Retail Value of Masters Edition ("M/E") product, calculated and payable 20 days from the last day of the month in which such M/E product is delivered, as determined in accordance with GAAP.

                    d.   INCENTIVE BASED COMPENSATION.

               The Publisher and the Artist recognize the extreme importance of timely delivery of the Artwork. As a result, the Publisher wishes to offer incentives to encourage timely delivery of Artwork. Commencing April 1, 1998, provided that:

                         1. The Company's Consolidated Operating Margin exceeds a 23% Consolidated Operating Margin (as determined in accordance with GAAP), AND

                         2.   Artist delivers all Artwork at least twelve
                              (12) weeks ahead of each of the Company's scheduled release date during that fiscal year,

then Artist shall receive 25% of any additional Consolidated Operating Margin in excess of the 23% Consolidated Operating Margin. For example, should the Company achieve a 27% Consolidated Operating Margin, and should Artist deliver all Artwork on time, Artist shall receive 1% of the Consolidated Operating Margin, calculated and payable 20 days from the last day of each quarter in which such additional Consolidated Operating Margin is earned, as determined in accordance with GAAP.

                    e.   PAINTING PAYMENTS

               Artist shall be paid Twenty Five Thousand Dollars ($25,000.00) for each piece of Artwork delivered (the "Price") pursuant to section 3(a) above. The Price shall be reviewed annually by the Publisher, and may be increased by Publisher based upon such review. As an advance toward the price, Artist shall be paid the sum of Twelve Thousand Five Hundred Dollars ($12,500.00) per month, payable semi-monthly. Upon delivery of Artwork to the Publisher pursuant to paragraph 3 hereof, the Artist shall be paid the difference between the total amount advanced to Artist as of the date and the Price of such Artwork. If the amount advanced to such date exceeds the Price for such Artwork, there shall be no payment made to Artist and no amount owing toward such Artwork.


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                    f.   PER SIGNATURE FEE

               Except for S/P products, Master Edition or original Artwork, Artist shall receive a fee of One Hundred Dollars ($100.00) per signature for each signature applied by Artist with Artist's own hand, provided such hand signature is applied at the request of the Publisher. Such amount shall be reviewed periodically. Signing of any Products, except original Artwork, shall be at Artist's own discretion. This section shall apply to signing of Products and will not include signings relating to collector or employee events.

                    g.   STOCK OPTIONS

               Artist shall be granted an option, for a period of fifteen
(15) years, to purchase 600,000 shares of Media Arts Group, Inc. stock at the closing share price of the stock on the Effective Date. Subject to applicable corporate law, the Publisher agrees that the shares subject to the options may be purchased from Publisher with an agreed upon promissory note, payable to the Publisher. It is understood that should Artist exercise with a promissory note, Artist will still be obligated to pay par value ($0.01 per share) of the stock at the time of exercise.

                    h.   LICENSING REVENUE

               Artist shall receive no revenue generated from Publisher's licensing activities, except as part of the payments set forth above.

                    i.   STAFF SUPPORT AND STUDIO FOR ARTIST

               Publisher shall provide reasonable support staff for Artist, including secretarial assistance and other support staff required to make Artist's time as efficient as possible, as is reasonably determined by Artist. Publisher shall also pay reasonable rent, utilities and other miscellaneous expenses related to Artist's studio and the performance of his duties. Publisher agrees to pay reasonable costs related to preparation of Artist's tax returns.

                    j.   PROMOTIONAL ACTIVITY

               Artist shall be available to appear at and participate in activities in connection with the promotion of the Products, provided that Artist's schedule of painting production and family activities allows, as determined solely by the Artist. Publisher shall reimburse Artist for all reasonable expenses incurred in connection with such activities, including the travel and accommodation costs of his family.

               6.   COVENANTS AND REPRESENTATIONS AND WARRANTIES THE ARTIST

                    a. Artist represents and warrants to Publisher that he is the owner of all copyrights in the Artwork and is the sole author of the Artwork furnished to Publisher, that said copyrights have not in any way been previously assigned or granted away, that said Artwork is original, is not copied from any other copyrighted artwork or photographs, does not violate any

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rights, including trademark, copyrights, or other licensed rights of any
Person, and that Artist has no knowledge of any claim to the contrary.

                    b. Artist has not and will not during the term of this Agreement, grant the rights described in this Agreement to any other Person. Artist agrees, during and after the term of this Agreement, to keep confidential the terms of this Agreement, information related to the performance hereof, the business practices and marketing strategy of Publisher or its Affiliates, and any concepts disclosed by Publisher or its Affiliates for prospective Products. Artist acknowledges that Publisher owns significant trade secrets in connection with its business practices and marketing strategies.

                    c. Artist hereby agrees to indemnify Publisher, its Affiliates, agents, assigns and licensees from all costs, losses, liabilities and damages (including reasonable attorneys' fees) arising from or related to any misrepresentation or breach of any of the foregoing representations and warranties or any of his agreements or covenants contained in this Agreement. Artist acknowledges that Artist's failure to provide Artwork as provided herein, may result in lost sales and damages to the Publisher.

                    d. These representations and warranties shall survive the termination of this Agreement.

               7.   COVENANTS AND REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    a. The Publisher represents and warrants to the Artist that it has full corporate power and authority to enter into and perform this Agreement and that this Agreement has been fully and validly authorized by all necessary corporate action.

                    b. Publisher agrees to use reasonable efforts to market, distribute and promote the Products. Publisher will take all necessary steps to protect Artist's copyright in and to Artwork created and utilized under this Agreement. Publisher agrees to conduct itself in a manner which reflects positively upon Artist, the Thomas Kinkade brand name and the family oriented values represented in his Artwork, writings and other message based Products. Publisher acknowledges that, because of Artist's close relationship with Publisher, Publisher's association with certain products, individuals, companies or enterprises could reflect poorly upon Artist and, if such associations were unreasonable, would constitute a breach of this Agreement.

                    c. Publisher agrees that Artist shall not be liable for any legal actions arising from Publisher's marketing, financial or business activities. Publisher hereby agrees to indemnify Artist from all costs, losses, liabilities and damages (including reasonable attorneys' fees) arising from or related to any misrepresentations or breach of any of the foregoing representations and warranties or any of its agreements or covenants contained in this Agreement.

                    d. These representations and warranties shall survive the termination of this Agreement.

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               8.   TERMINATION OF THE AGREEMENT

                    a. This Agreement is a perpetual license for the Artwork, and may be terminated only by one of the following events:

                         1. by Publisher upon the material breach of any agreement, covenant or representation or warranty of Artist, if such breach has not been cured 90 days after written notice to Artist of such breach.

                         2. by Artist upon the material breach of any agreement, covenant or representation or warranty of Publisher, if such breach has not been cured 90 days after written notice to Publisher of such breach:

                         3. by Artist if any Person or group (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934), but excluding present shareholders to the extent of their ownership as of the Effective Date, beneficially owns (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934) a number of shares of common stock of Media Arts Group, Inc. in excess of the number of shares of common stock of Media Arts Group, Inc. beneficially owned by Artist; notwithstanding the preceding language, Artist shall not be permitted to terminate this Agreement if any Person or group owns a number of shares of common stock of Media Arts Group, Inc. in excess of the number of shares of common stock of Media Arts Group, Inc. beneficially owned by Artist as a result of Artist's transfer or selling of shares;

                         4. by Artist upon the bankruptcy or insolvency of the Publisher.

                    b. The parties acknowledge that Artist has granted an exclusive, perpetual license for the Artwork and Products to Publisher in part due to the Publisher's expressed business strategy being to focus upon the name brand Thomas Kinkade and/or the artwork of Artist. Should Publisher, without the prior consent of Artist, engage in any material business enterprises unrelated to the Artwork, Artist or the Thomas Kinkade brand name, then Artist shall have 90 days from the date he becomes aware of such enterprise to object to that particular material business enterprise. Artist's objection must be reasonable and Artist's consent to any material business enterprise shall not be unreasonably withheld. Should Artist make a timely objection to the material business enterprise, Artist may terminate the perpetual aspects of this Agreement if such breach has not been cured within 90 days of written notice to Publisher. It is agreed that Publisher's participation in any material business enterprises unrelated to the Artwork, Artist or the Thomas Kinkade brand name shall not in and of itself constitute a material breach permitting immediate termination of this Agreement. In the event of termination under this section 8(b), the termination date of the Agreement shall instead become the later of either:

                         1.   15 years from the Effective Date, or

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                    2.   5 years from the date of written notice by Artist of
                         his objection to such material business enterprise.

                    c. Terminations under this paragraph 8(a) shall be effective 90 days following written notice to a party of the other party's election to terminate this Agreement. Upon the termination of this Agreement under section 8(a), the Publisher shall nor undertake to produce any additional Products; provided however, that the Publisher may dispose of any then existing inventory of Products.

                    d. Upon the termination of this Agreement under section 8(b), the Publisher shall retain all rights until the end of the termination date as modified; after such termination date, the Publisher shall nor undertake to produce any additional Products but may dispose of any then existing inventory of Products.

                    e. In the event of termination for any reason, all rights for Product and Artwork shall revert back to the Artist.

               9.   NO ASSIGNMENT

                    a. Except as stated hereunder, neither this Agreement nor any of the rights or obligations hereunder may be assigned by Artist or Publisher without the prior written consent of the other, except that Publisher may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, provided such affiliate shall continue to be an Affiliate of Publisher. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder, except that the Persons entitled to indemnification under paragraphs 6 and 7 hereof.

                    b. This Agreement shall inure to the benefit of and be enforceable by the Artist and his personal or legal representatives, executors, administrators. successors, heirs, distributees, devisees and legatees. If Artist should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, if there is no such designee, to his estate. Death or disability shall not be construed as a breach of this Agreement by Artist.

               10.    NOTICES

               For the purpose of this Agreement, notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as any party may have provided to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

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Publisher:                              Artist:
MEDIA ARTS GROUP, INC.                  THOMAS KINKADE
521 Charcot Ave.                        521 Charcot Ave.
San Jose, CA 95131                      San Jose, CA 95131
Attn.: Corporate Secretary

               11.   AMENDMENTS, ADDITIONS, MODIFICATIONS, WAIVERS OR DISCHARGE.

               No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by all parties hereto.

               12.    GOVERNING LAW

               This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California and any applicable federal laws.

               13.     CAPTIONS AND SECTION NUMBERS

               The captions and numbers to the sections and paragraphs of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

               14.    DUPLICATE ORIGINALS

               This Agreement and all amendments shall be fully executed in duplicate and each duplicate shall constitute an original of the same instrument.

               15.    ARBITRATION

               Any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in San Jose, California, with Artist and Publisher each selecting one (1) arbitrator and those two arbitrators selecting the third arbitrator. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction. The prevailing party, as determined by the arbitrators, shall be entitled to recover reasonable attorneys' fees.

               16.  ANTISOLICITATION

               Artist promises and agrees that while this Agreement continues in effect, he will not influence or attempt to influence customers or suppliers of the Publisher or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with any business of Publisher, or any subsidiary or affiliate of the Publisher.

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              17.   SOLICITING EMPLOYEES

               Artist promises and agrees that while this Agreement continues in effect, and for five years thereafter, he will not directly or indirectly solicit any of the employees of the Publisher, its subsidiaries or its affiliates to work for or invest in, as the case may be, any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Publisher or any subsidiary or affiliate of the Publisher.

              18.   COVENANT NOT TO COMPETE

               Artist agrees that, unless this Agreement is terminated, he will not, directly or indirectly, without the prior written consent of the Publisher, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Publisher or any subsidiary or affiliate of the Publisher, or directly or indirectly participate in any business utilizing any works of art by Artist, except as provided otherwise herein at section 2(e). It is further expressly agreed that the Publisher will or would suffer irreparable injury if Artist were to compete with the Publisher or any subsidiary or affiliate of the Publisher in violation of this Agreement, except as provided otherwise herein, and that the Publisher would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction. The Artist further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Artist from competing with the Publisher or any subsidiary or affiliate of the Publisher, in the areas set forth above, in violation of this Agreement.

              19.   SEVERABILITY

               The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof

              20.   NUMBERS

               Unless the context clearly indicates otherwise, words used herein in the singular include the plural and words in the plural include the singular.

              21.   GENDER

               The use of the feminine, masculine or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.

              22.   ENTIRE AGREEMENT

               This Agreement represents the entire agreement of the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any of the parties which are not expressly set forth in this Agreement. With

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

the exception of the employment agreement between Publisher and Artist, any and all agreements between the Parties, in existence as of the Effective Date of this Agreement, shall terminate upon the signing of this Agreement.

               IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

MEDIA ARTS GROUP, INC.

BY: /s/ Bud Peterson                        BY: /s/ Thomas Kinkade
    ----------------------------------          -------------------------
    BUD PETERSON, C.F.O.                        THOMAS KINKADE
                                                Artist


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